Exhibit 5

10085 CARROLL CANYON ROAD, SUITE 230
SAN DIEGO, CALIFORNIA 92131

TELEPHONE (858) 566-7010
FACSIMILE (858) 566-7015
INFO@WEINTRAUBLAWGROUP.COM

Weintraub  LAW GROUP PC
Business and Corporate Finance

November 28, 2016

Board of Directors
Innovus Pharmaceuticals, Inc.
9171 Towne Center Dr.
Suite 440
San Diego, CA 92122

Ladies and Gentlemen:

We have acted as counsel to Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering the registration of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

In that connection, we have examined originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company, (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

We are qualified to practice law in the State of California, but we have familiarity with the corporate law of the State of Nevada. The opinion set forth herein is expressly limited to the effect of the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations. This opinion letter has been prepared for your use in connection with the Registration Statement and includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

Based on such foregoing, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada and that the Shares, upon issuance under the terms of the S-8, will have been duly authorized and are validly issued, fully paid, and non-assessable.

The opinion expressed herein is based upon the applicable Nevada law in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinion set forth herein, to conduct any inquiry into the continued accuracy of such opinion, or to apprise the Company or its counsel of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable law or facts occurring after the date of this letter, which may affect the opinion set forth herein. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion herein.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Interests of Named Experts and Counsel” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Finally, the Company acknowledges that:

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should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

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the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

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the Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

/s/Richard Weintraub, Esq.
Weintraub Law Group